Exhibit (h)(3)

FEE WAIVER AGREEMENT

FEE WAIVER AGREEMENT (the “Agreement”), effective as of July 29, 2026 by and between William Blair Investment Management, LLC, a Delaware limited liability company (the “Adviser”) and William Blair ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust reflected in Schedule A hereto, as may be amended from time to time (each a “Fund” and collectively, the “Funds”).

WHEREAS, the Trust, on behalf of each Fund, and the Adviser have entered into a Management Agreement (“Advisory Agreement”), pursuant to which the Adviser provides investment management services to each Fund for a monthly management fee at an annual rate set forth in Appendix A to the Advisory Agreement (each, a “Management Fee” and, collectively, the “Management Fees”); and

WHEREAS, the Adviser has agreed to waive a portion of each Fund’s Management Fee.

NOW THEREFORE, the parties hereto agree as follows:

1.	Fee Waiver.

1.1 Applicable Fee Waiver. The Adviser agrees that it shall waive a portion of each Fund’s Management Fee in order to achieve a Management Fee rate equal to that set forth for the Fund in Schedule A to this Agreement.

1.2 Duration of Fee Waiver. The Fee Waiver with respect to a Fund shall remain in effect through the Date of Expiration of Fee Waiver as set forth in Schedule A, unless this Agreement is terminated pursuant to Section 3 below.

2.	TERM AND TERMINATION OF AGREEMENT.

This Agreement shall terminate with respect to a Fund upon the earlier of termination of the Advisory Agreement or the Date of Expiration of Fee Waiver as set forth in Schedule A. The obligation of the Adviser under Section 1 of this Agreement and of the Trust under Section 2 of this Agreement shall survive the termination of the Agreement solely as to expenses and obligations incurred prior to the date of such termination.

3.	MISCELLANEOUS.

3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or a Fund.

3.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

3.4 Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

3.5 Limitation of Liability. This Agreement is executed by or on behalf of the Trust, and the Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust, as amended, of the Trust and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and the Adviser shall not seek satisfaction of any such obligations from the trustees, officers or shareholders of the Trust.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

WILLIAM BLAIR INVESTMENT MANAGEMENT LLC

By:	/s/ Robert Kendall
Robert Kendall
Global Head of Investment Management

WILLIAM BLAIR ETF TRUST

By:	/s/ Lisa Rusch
Lisa Rusch
President

SCHEDULE A

(as of July 29, 2026)

Fund	Post-Waiver Management Fee Rate	Date of Expiration of Fee Waiver
William Blair Emerging Income ETF	0.55%	April 30, 2028
William Blair International Equity ETF	0.55%	April 30, 2028
William Blair Emerging Markets Equity ETF	0.65%	April 30, 2028

3